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                               AMENDMENT NO. 2 TO
                            ASSET PURCHASE AGREEMENT
                            ------------------------


     This Amendment No. 2 to Asset Purchase Agreement (the "Agreement") is made and entered into this 7th day of April, 1995, by and among North Central Personnel, Inc., an Ohio corporation (the "Seller"), Diane Gurik, its sole stockholder and AMSERV HEALTHCARE OF OHIO INC., a Delaware corporation (the "Purchaser"), a wholly-owned subsidiary of AMSERV HEALTHCARE INC. ("AMSERV").

                              W I T N E S S E T H:
                              -------------------

     WHEREAS, as of June 10, 1994, the Seller and the Purchaser entered into the original Asset Purchase Agreement, which was amended as of November 30, 1994 (collectively, the "Original Agreement");

     WHEREAS, the Seller and Purchaser desire to amend the Original Agreement with this Agreement;

     WHEREAS, in connection herewith, the Seller is purchasing certain shares of Preferred Stock of AMSERV, Purchaser is surrendering the Subordinated Note issued to Seller in connection with the Original Agreement, AMSERV is providing the Seller with a $500,000 advance against the "Earnout" (as hereinafter defined) (the "Earnout Advance"), and AMSERV is immediately vesting all of the stock options held by Diane Gurik; and

     WHEREAS, in connection herewith, the Seller is agreeing to limit the amount of the Earnout due to it from the Purchaser; and

     WHEREAS, AMSERV is the guarantor of the Purchaser's obligations under the Original Agreement.

     NOW THEREFORE, in consideration of the premises and of the mutual and dependent covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

     Section 1.  Section 2(b)(i) of the Agreement is hereby deleted in its
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entirety and replaced with the following:

     (b)  Earnout.
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     (i) In addition to the amounts paid for the Purchased Assets in accordance with subsection (a) above, Seller shall receive an earn out payment (the "Earnout") in an amount equal to the Operating Income (as hereinafter defined) of the Business for the three year earn out period ("Earnout Period") immediately following the Closing Date (as hereinafter defined)


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less $1,500,000; provided, however, in no event shall the Earnout exceed
$500,000 and provided further, however, in no event shall the Earnout be less than $100,000. As used herein, Operating Income shall mean (i) net sales from the operation of the Business less cost of sales (which shall include but not be limited to salaries and wages of field employees, the related payroll taxes, vacation and benefits, workers' compensation, professional liability insurance, and recruiting and advertising costs) less (ii) the operating expenses of the Business. The operating expenses of the Business shall include all direct and indirect expenses as reflected in financial statements currently prepared by the Seller in accordance with generally accepted accounting principles ("GAAP") as evidenced by Exhibit E, and shall exclude all management fees, AMSERV state and federal franchise and income taxes, interest paid on the Note, and charges from AMSERV, unless such charges are approved by Diane Gurik.

     Section 2.  Earnout Advance.  In consideration for the Seller's agreement
     ---------   ---------------
to amend Section 2(b)(i) as set forth above, AMSERV shall pay to the Seller, upon the execution and delivery of this Agreement, the amount of $500,000 in immediately available funds (the "Earnout Advance").

     Section 3.  Full Force and Effect.  All of the other terms of the Original
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Agreement not hereby amended shall remain in full force and effect.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.


PURCHASER:                             SELLER:

AMSERV HEALTHCARE OF OHIO INC.         NORTH CENTRAL PERSONNEL, INC.


- ------------------------------         ------------------------------------
By:  Eugene Mora                       By:  Diane Gurik
Its: Chairman                          Its:  President


                                       ------------------------------------
                                       Diane Gurik


                                       ------------------------------------
                                       John Gurik

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